UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of report (Date of earliest event reported): December 19, 2008 ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Recent changes in U.S. tax laws are affecting nonqualified deferred compensation plans for certain companies, including Royal Caribbean Cruises Ltd. (the “Company”). The changes prohibit many company employees from being able to continue to defer income to such plans after January 1, 2009. Several of the Company’s deferred compensation programs, including the Non Qualified Deferred Compensation Plan, the Shipboard Seniority Retirement Plan and the Richard D. Fain Trust Agreement  are affected by these changes, and the plans have been amended accordingly.

One of the changes approved by the Compensation Committee is an amendment to Richard D. Fain’s employment agreement to provide that all quarterly distributions of shares of Company common stock commencing after January 1, 2009, which were previously required to be paid into the trust for Mr. Fain’s benefit, will instead be paid directly to Mr. Fain. The Compensation Committee also agreed to modify the trust to provide for the trustee to distribute to Mr. Fain on January 12, 2009 the assets currently in the trust. These distributions will be taxable to Mr. Fain upon receipt, and Mr. Fain may sell some of the distributed shares of Company stock to pay all or a portion of this tax.

Copies of the amendment to Mr. Fain’s Employment Agreement and the amendment to the Trust Agreement reflecting the above described changes are attached as Exhibit 10.1 and 10.2, respectively to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 – Amendment dated December 19, 2008 to the Employment Agreement dated June  25, 2007 between Royal Caribbean Cruises Ltd. and Richard D. Fain.

Exhibit 10.2 – Amendment dated December 19, 2008 to the Amended and Restated Trust Agreement dated September 21, 2007 between Royal Caribbean Cruises Ltd. and Northern Trust, NA, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	December 23, 2008	By:	/s/ Bradley H. Stein
			Name:	Bradley H. Stein
			Title:	Vice President, General Counsel and Corporate Secretary